FINANCIAL CODE OF ETHICS
                FOR CHIEF EXECUTIVE OFFICER, FINANCIAL OFFICERS,
                             AND FINANCIAL PERSONNEL
                                       OF
                              THERMODYNETICS, INC.



1. Purpose of Financial Code of Ethics. The purpose of this Financial Code of Ethics (this "Code") of Thermodynetics, Inc. (the "Company") is to set forth written standards designed to deter wrongdoing and to promote:

   o Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest among professional relationships;

   o Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

   o  Compliance with applicable governmental laws, rules and regulations;

   o The prompt internal reporting to the person or persons identified in this Code; and

   o  Accountability for adherence to this Code.

2. Persons Covered. This Code is applicable to the Company's chief executive officer, chief financial officer, chief accounting officer, controller, and financial personnel or any persons performing similar functions (together, the "Covered Persons").

   While we expect honest and ethical conduct in all aspects of our business from all of our employees, we expect the highest possible honest and ethical conduct from our Covered Persons. You are an example for other employees and we expect you to foster a culture of transparency, integrity and honesty. Compliance with this Code is a condition to your employment and any violations of this Code may result in disciplinary action, up to and including termination of your employment.

   You have a duty to promptly report any possible violation of this Code or any questionable accounting or auditing matter by contacting the Chief Executive Officer or the Chief financial Officer, or directly to the Audit Committee. You may choose to write to or call the Company directly at (860) 683-2005. All calls or communications for these purposes will be kept confidential; you may call anonymously if you choose. You can make a report in good faith without fear of reprisal, retaliation or punishment for your actions. Anyone, including a supervisor, who retaliates against an employee for reporting a concern will be disciplined, including possible dismissal.

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3. Waivers.  Any request for a waiver of any  provision  of this Code must be in writing and addressed to the corporate compliance officer or president who will submit such request to the Company's Board of Directors, which has the sole and absolute discretionary authority to approve any such waiver. Any waiver and the grounds for such a waiver must be publicly disclosed in
   accordance  with  the  applicable   rules  of  the  Securities  and  Exchange
   Commission and NASD.

4. Conflicts of Interest. A "conflict of interest" occurs when an employee's private interest interferes in any way, or appears to interfere, with the interests of the Company as a whole. A conflict situation can arise when an employee takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, or a member of his or her immediate family, receives improper personal benefits as a result of his or her position with the Company. Personal conflicts of interest are not permitted as a matter of Company policy. Any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company must be disclosed immediately to your supervisor or to the Audit Committee.

5. Compliance with Laws, Rules and Regulations. It is the Company's policy to comply with all applicable laws, rules and regulations (including insider trading laws). It is the personal responsibility of each Covered Person to adhere to the standards and restrictions imposed by those laws, rules and regulations, including but not limited to those described more fully in the Company's conduct in compliance handbook.

6. Accurate Periodic Reports and Other Public Communications. As you are aware, full, fair, accurate, timely and understandable disclosure in our periodic reports filed with the SEC and in our other public communications is required by SEC rules and is essential to our continued success. You must exercise the highest standard of care in preparing such materials. We have established the following guidelines in order to ensure the quality of our periodic reports.


   o All the Company's accounting records, as well as reports produced from those records, must be kept and presented in accordance with the laws of each applicable jurisdiction.

   o All records must fairly and accurately reflect the transactions or occurrences to which they relate.

   o All records must fairly and accurately reflect in reasonable detail the Company's assets, liabilities, revenues and expenses.

   o  The   Company's   accounting   records  must  not  contain  any  false  or
      intentionally misleading entries.

   o  No  transaction  may  be  intentionally   misclassified  as  to  accounts,
      departments or accounting periods or in any other manner.

   o  All transactions must be supported by accurate documentation in reasonable

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      detail and  recorded in the proper  account  and in the proper  accounting period.

   o No information may be concealed from the internal auditors or the independent auditors.

   o Compliance with Generally Accepted Accounting Principles and the Company's system of internal accounting controls and procedures is required at all times.

7. No Rights Created. This Code is a statement of certain fundamental principles, policies and procedures that govern the Company's Covered Persons in the conduct of the Company's business. It is not intended to and does not create any rights in, to or on behalf of any employee, customer, supplier, competitor, shareholder or any other person or entity.



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Financial Code of Ethics
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                            FINANCIAL CODE OF ETHICS
                FOR CHIEF EXECUTIVE OFFICER, FINANCIAL OFFICERS,
                             AND FINANCIAL PERSONNEL
                                       OF
                        THERMODYNETICS, INC. ("COMPANY")


                               ACKNOWLEDGMENT FORM

I have received and read this Financial Code of Ethics and I understand its contents. I agree to comply with the standards contained in this Code and the Company's related policies and procedures. I understand that I have an obligation to promptly report, by contacting the Chief Executive Officer or the Chief financial Officer, or directly to the Audit Committee, any suspected violations of this Code.


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Instructions:  Carefully  read  the  Financial  Code of  Ethics  and  sign  this
Acknowledgement form. Please return it to our Human Resources Department for retention it in your personnel file. Please keep a copy of the Acknowledgement form along with the Code of Ethics for your records.
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